UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2003

SILVER STAR ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-102930
(Commission File Number)

98 -0385312
(IRS Employer Identification No.)

Suite 800 – 11300 West Olympic Boulevard, Los Angeles, California 90064
 (Address of Principal Executive Offices) (Zip Code)

?
(Registrant's Telephone Number, Including Area Code)

750 West Pender Street, Suite 804 Vancouver, British Columbia, V6C 2T8 Canada
(Former Name or Former Address, if Changed Since Last Report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

None

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to two agreements dated December 5, 2003 with Archer Exploration, Inc., of Bakersfield, California, we have acquired the right to participate and earn an interest in two oil and gas projects located in the Sacramento Basin, California known respectively as the North Franklin Prospect and the Winter Pinchout Project.

North Franklin (NF”)

The “NF” Prospect is located in Sacramento County, between the cities of Sacramento and Stockton. The area has historically produced in excess of 450 Bcf. gas to date. The “NF” prospect based on a 450 acre closure has an average potential pay thickness of 75 feet, a recovery factor of 1200 mcf/acre and total recoverable reserves of 40.5 Bcf. Net asset value based on $4.00 gas is $162 million. One 8,500 foot well should produce between 8,500 mcf/day to 10,000 mcf/day. Production reserves at these rates will be over 5 years. A total of 6 wells can be drilled in the pool with the potential for 51,000 to 60,000 mcf/day gas.

Consideration:
As consideration for the interest to be earned in the NF prospect Silver Star Energy Inc shall pay to Archer Exploration Inc.:

  $85,000.00 upon signing of the agreement.
  $15,000.00 at spud of the initial test well.
  $25,000.00 at completion of the initial test well.

Retained rights:
Archer shall retain rights in the Prospect of:

  A two and one-half percent Overriding Royalty on all lands within the Area of Mutual Interest.
  A five percent of one hundred percent (5% of 100%) Working Interest Carried through the completion of the initial test well.
  The right to participate in the Prospect as to a five percent of one hundred percent (5% of 100%) Working Interest. Said Working Interest shall be “un-promoted”.

If we complete our funding obligations, we will earn a 100% interest in the North Franklin Prospect. If we do not provide any funds by the respective schedule, we will not retain any interest in the prospect. We will, however, retain an interest in the well bore and the surrounding 80 acres area if we fund the completion of the initial test well.

Archer Exploration Inc. shall have the sole authority to determine the drilling locations of the wells and to oversee the exploration work on the property.

Winter Pinchout (“WF”)

The “WF” Project is concept area play that is comprised of 12 prospects. The total cumulative potential reserve on all prospects is 288 Bcf gas. Net asset value based at $4.00 gas is $1.15 billion. The area play is located in the Sacramento Basin of California. The prospects are based on proprietary 3D and 2D seismic and consist of stratagraphic traps in formations that are prolific producers in many Sacramento Valley fields. The Company plans to lease fee acreage over targets generated by interpretation of the 3D seismic. The 12 projects rate an average probability of success in the 40% range. The wells, when successful, have the potential to produce gas in the 8,500 to 10,000 mcf/day rate. Each individual prospect will have the capability of multi-well programs. The purchase and interpretation of the 3D data has now commenced.

Consideration:
As consideration for the interest to be earned in the WF prospect Silver Star Energy Inc. shall pay to Archer Exploration Inc.:

  $100,000.00 upon signing of the agreement
  $15,000.00 at spud of the initial test well of the first three prospects
  $25,000.00 at completion of the initial test well of each prospect

Retained Rights:
Archer Exploration Inc. shall retain rights in the Prospect of:

  A two and one-half percent Overriding Royalty on all lands within the Area of Mutual Interest.
  A five percent of one hundred percent (5% of 100%) Working Interest Carried through the completion of the initial test well.
  The right to participate in the Prospect as to a ten percent of one hundred percent (10% of 100%) Working Interest. Said Working Interest shall be “un-promoted”.

If we complete our funding obligations, we will earn a 100% interest in the Winter Pinchout Project. If we do not provide any of required funds by the respective due dates, we will not earn any interest in the Project. We will, however, retain an interest in the well bore and the surrounding 80 acres area if we fund the completion of the initial test well.

Archer Exploration Inc. shall have the sole authority to determine the drilling locations of the wells and to oversee the exploration work on the property.

We do not currently have the funds on hand necessary to meet our obligations pursuant to our agreements with Archer Exploration Inc. If we do not meet all of our funding obligations in connection with these agreements, we may earn partial interests or no interest in either prospects.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

No court or governmental agency has assumed jurisdiction over any substantial part of our business or assets.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

None.

ITEM 5. OTHER EVENTS

None.

ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Mr. Jamie Cirotto has resigned from the position of Director of the Company effective December 17, 2003. Carmelo Mamertino has resigned from the position of Director effective December 17, 2003.

ITEM 7. FINANCIAL STATEMENTS

None.

ITEM 8. CHANGE IN FISCAL YEAR

There has been no change in our fiscal year.

Index to Exhibits

2.1	Agreement dated December 5, 2003 between Silver Star Energy Inc. and Archer Exploration Inc. respecting the North Franklin Gas prospect.

2.2	Agreement dated December 5, 2003 between Silver Star Energy Inc. and Archer Exploration Inc. respecting the Winter Pinchout gas project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Star Energy Inc. a Nevada corporation
DATED: December 22, 2003	By:	/s/ Rob McIntosh
Rob McIntosh President